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                                 LEHMAN BROTHERS

Confidential


                                  July 11, 1995

Board of Directors
Peter Kiewit Sons', Inc.
1000 Kiewit Plaza
Omaha, NE 68131

Members of the Board:

          We understand that Peter Kiewit Sons', Inc. (the "Company") intends to effect a tax-free distribution to the holders (the "Class D Stockholders") of its Class D Diversified Group Convertible Exchangeable Common Stock (the "Class D Common Stock") of all of the shares of Common Stock ("MFS Common Stock") and Preferred Stock ("MFS Preferred Stock") of MFS Communications Company, Inc. ("MFS"), an indirect subsidiary of the Company, held by the Company at the time of the distribution (the "Distribution"). Kiewit Diversified Group, Inc. ("Diversified"), a wholly owned subsidiary of the Company, currently owns the shares of MFS Common Stock. We understand that immediately prior to the Distribution, Diversified will exchange a portion of its MFS Common Stock (2.9 million shares) for $15 million face value of MFS Preferred Stock to be issued by MFS (the "MFS Exchange"). The MFS Preferred Stock will have five votes per share and, together with the remaining MFS Common Stock owned by Diversified, will provide Diversified with in excess of 80% of the voting interest in MFS with respect to the election of directors. Diversified will then dividend to the Company all of the MFS Common Stock and MFS Preferred Stock held by Diversified, and the Company will distribute such stock, together with $1 million of MFS Common Stock acquired by the Company from MFS, to the Class D Stockholders.

          We further understand that prior to the Distribution, the Company will provide the holders (the "Class B Stockholders") of its Class B Construction and Mining Group Nonvoting Restricted Redeemable Convertible Exchangeable Common Stock (the "Class B Common Stock") and the holders (the "Class C Stockholders") of its Class C Construction and Mining Group Voting Restricted Redeemable Convertible Exchangeable Common Stock (the "Class C Common Stock") with an opportunity to exchange shares of Class B Common Stock and Class C Common Stock for shares of Class D Common Stock (the "B, C-D Exchange"). The B, C-D Exchange will be based solely on the book-value based formula established in the Certificate of Incorporation of the Company applicable to conversions of Class B Common Stock and Class C Common Stock into Class D Common Stock as of January 1, 1995, adjusted for dividends paid through the date of the exchange (the "Exchange Formula"), but holders of Class B Common Stock and Class C Common Stock will be granted an opportunity to exchange

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Board of Directors
Peter Kiewit Sons', Inc.
Page 2

during a specified window period prior to the Distribution which otherwise would not have been available to them under the Certificate of Incorporation, and thereby will have an opportunity to participate in the Distribution on the same terms as the Class D Stockholders. However, in arriving at our opinion as described below, we have assumed, based upon the Company's estimate of the likely levels of exchanges pursuant to the Exchange Offer and with the Company's consent, that no more than 6 million shares of Class B Common Stock and Class C Common Stock will be exchanged for shares of Class D Common Stock. The Class B Stockholders, the Class C Stockholders and the Class D Stockholders are collectively referred to herein as the "Company Stockholders" and the Distribution, the MFS Exchange and the B, C-D Exchange are collectively referred to herein as the "Proposed Transactions." The terms and conditions of the Distribution, MFS Exchange and the B, C-D Exchange are set forth in more detail in the most recent draft of the Joint Prospectus related to the Proposed Transactions (the "Prospectus").

          We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company Stockholders of the Proposed Transactions, taken as a whole. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect all or any portion of the Proposed Transactions or any alternative means of effecting a distribution of the Company's equity interests in MFS to the Class D Stockholders.

          In arriving at our opinion, we reviewed and analyzed: (1) the Prospectus, (2) such publicly available information concerning MFS which we believe to be relevant to our inquiry, including the Form 10-K for the fiscal year ended December 31, 1994 and its annual report, (3) financial and operating information with respect to the business, operations, and prospects of MFS and the Company furnished to us by the Company, (4) a comparison of the historical financial results and present financial condition of MFS and the Company with those of other companies which we deemed relevant, (5) a trading history of MFS's common stock from May 1993 to the present and a comparison of that trading history with those of other companies which we deemed relevant, (6) a comparison of the financial terms of the MFS Exchange and the MFS Preferred Stock with the terms of certain other transactions and securities which we deemed relevant and
(7) Diversified's tax bases of its equity interests in MFS and, based upon the advice of the Company and its tax advisors, the likely tax impact of various disposition strategies with respect to the equity interests in MFS or its underlying assets and the proposed tax and financial reporting treatment of the Distribution. In addition, we have had discussions with the managements of MFS and the Company concerning their respective businesses, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.


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Board of Directors
Peter Kiewit Sons', Inc.
Page 3


          In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of MFS and the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts of the Company and MFS, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and MFS as to the future financial performance of the Company and MFS, respectively. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or MFS, nor have we been furnished with any such evaluations or appraisals. We have assumed that the consummation of the Proposed Transactions will not result in any default or similar event under any loan agreement, instrument of indebtedness or other contract of the Company or MFS which will not be waived. Our opinion is necessarily based upon financial, market, economic and other conditions, and upon tax laws, accounting standards and legal and regulatory requirements, as they exist on, and can be evaluated as of, the date of this letter, and, with your consent, we have not considered possible changes in such applicable tax laws, accounting standards or regulatory and legal requirements.

          In arriving at our opinion, we have relied upon the advice of the Company and its tax advisors that the Proposed Transactions, and in particular the MFS Exchange, are the most feasible methods of ensuring that the Distribution will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended. In addition, we have further relied upon the advice of the Company and its legal advisors that the shares of MFS Common Stock to be received by the Class D Stockholders in the Distribution (other than shares received by persons who are "affiliates" of MFS under the federal securities laws) will be freely tradeable securities.

          We also have not been requested to opine as to, and our opinion does not in any manner address, the fairness, from a financial point of view, of the Exchange Formula, which as described above is based on the book value formula set forth in the Certificate of Incorporation of the Company.

          In addition, we have not been requested to opine as to, and our opinion does not in any manner address, the price at which shares of MFS Common Stock and MFS Preferred Stock will actually trade following consummation of the Distribution. In addition, trading in shares of MFS Common Stock and MFS Preferred Stock may be characterized by a period of redistribution among the Class D Stockholders who receive such shares in the Distribution which may temporarily depress the trading prices of such shares during such period. The market prices of shares of MFS Common Stock and MFS Preferred Stock also will fluctuate with changes in prevailing interest rates,


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Board of Directors
Peter Kiewit Sons', Inc.
Page 4


economic and financial market conditions, the financial condition and prospects of MFS, and other factors which generally influence the prices of securities.

          Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Proposed Transactions, taken as a whole, are fair to the Company Stockholders.

          We have acted as financial advisor to the Company in connection with the Proposed Transactions and will receive an additional fee from the Company upon delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities which might arise out of our acting as financial advisor and the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of MFS for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

          This opinion is solely for the use and benefit of the Board of Directors of the Company and shall not be disclosed publicly or made available to, or relied upon by, any third party without our prior written approval. This opinion is not intended to be and does not constitute a recommendation to any Class B Stockholder or Class C Stockholder as to whether to exchange their shares of Class B Common Stock or Class C Common Stock for shares of Class D Common Stock in the B, C-D Exchange.

                              Very truly yours,

                              LEHMAN BROTHERS


                              By:
                                 ---------------------------------------
                                   Jeffrey R. Sechrest
                                   Managing Director